As filed with the Securities and Exchange Commission on August 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Guaranty Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Louisiana	26-0513559
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

400 East Thomas Street

Hammond, Louisiana 70401

(Address of Principal Executive Offices)

First Guaranty Bank Equity Bonus Plan

(Full Title of the Plan)

Copies to:

Mr. Alton B. Lewis	Kevin E. Strachan
President and Chief Executive Officer	Fenimore Kay Harrison LLP
First Guaranty Bancshares, Inc.	191 Peachtree Street NE
400 E. Thomas Street	Suite 849
Hammond, Louisiana 70401	Atlanta, Georgia 30303
(985) 345-7685	Telephone: (770) 282-5111
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.	Plan Information; Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the First Guaranty Bank Equity Bonus Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, we will provide, without charge, the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to First Guaranty Bancshares, Inc., 400 East Thomas St., Hammond, Louisiana 70401, Attn: Vanessa Drew.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by First Guaranty Bancshares, Inc. (“First Guaranty”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)

First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023 (including information specifically incorporated by reference therein from First Guaranty’s Definitive Proxy Statement on Schedule 14A, filed on April 10, 2023);

(b)	First Guaranty’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting, filed on April 10, 2023;

(c)	First Guaranty's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, filed on May 10, 2023, and June 30, 2023, filed on August 9, 2023;

(d)

First Guaranty’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 9, 2023, January 23, 2023, January 31, 2023, February 1, 2023, February 16, 2023, February 17, 2023, March 31, 2023, April 24, 2023, April 26, 2023, April 26, 2023, May 19, 2023, May 22, 2023, May 24, 2023, June 2, 2023, June 7, 2023, July 5, 2023, July 10, 2023, July 24, 2023, August 8, 2023, August 9, 2023, August 16, 2023 and August 21, 2023; and

(e)

the description of First Guaranty’s common stock included as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023, and any other amendment or report filed for the purposes of updating such description.

All documents subsequently filed by First Guaranty with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act (the “LBCA”), governs indemnification of directors and officers of a corporation. In general, the LBCA provides that First Guaranty may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, First Guaranty may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, First Guaranty has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, First Guaranty maintains directors’ and officers’ liability insurance.

Articles VIII and IX of First Guaranty’s Restated Articles of Incorporation, as amended, generally require that First Guaranty indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in his or her capacity as such, and provide reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, subject to certain conduct requirements and so long as the director or officer follows certain procedures.

The foregoing is a general summary of applicable indemnification provisions of the LBCA and First Guaranty’s Restated Articles of Incorporation, as amended, and does not purport to be complete. The above summary is qualified in its entirety by reference to the provisions of the LBCA and the First Guaranty Articles being summarized.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First Guaranty under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, First Guaranty’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Regulation S-K Exhibit Number	Document

4.1	Restated Articles of Incorporation of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12G3 filed with the Commission on August 2, 2007)

4.2

Articles of Amendment to the Restated Articles of Incorporation of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on September 23, 2011)

4.3	Articles of Amendment to the Restated Articles of Incorporation of First Guaranty Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by First Guaranty Bancshares, Inc. with the Securities and Exchange Commission on April 27, 2021)

4.4	Bylaws of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12G3 filed with the Commission on August 2, 2007)

4.5	Amendment to Bylaws of First Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K12G3 filed with the Commission on August 2, 2007)

4.6	Form of Common Stock Certificate (incorporated by reference Exhibit 4 of the Current Report on Form 8-K12G3 filed with the Commission on August 2, 2007)

4.7	First Guaranty Bank Equity Bonus Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule A filed with the Commission on April 15, 2022)

5.1	Opinion of Fenimore Kay Harrison LLP

23.1	Consent of Griffith, DeLaney, Hillman & Lett CPA, PSC.

23.2	Consent of Castaing, Hussey & Lolan. LLC.

23.3	Consent of Fenimore Kay Harrison LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

107	Filing Fee Table

_________________________

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Securities Act Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by First Guaranty pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.         That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hammond, State of Louisiana, on August 31, 2023.

FIRST GUARANTY BANCSHARES, INC.

By:	/s/ Alton B. Lewis, Jr.
Alton B. Lewis, Jr.
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of First Guaranty Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Alton B. Lewis, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Alton B. Lewis may deem necessary or advisable to enable First Guaranty to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted under the First Guaranty Equity Bank Bonus Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Alton B. Lewis, Jr. shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Alton B. Lewis, Jr.	President, Chief Executive Officer and	August 31, 2023
Alton B. Lewis, Jr.	Vice Chairman of the Board (Principal Executive Officer)

/s/ Eric J. Dosch	Chief Financial Officer, Treasurer and Secretary	August 31, 2023
Eric J. Dosch	(Principal Financial and Accounting Officer)

/s/ Marshall T. Reynolds	Chairman of the Board	August 31, 2023
Marshall T. Reynolds

/s/ Jack Rossi	Director	August 31, 2023
Jack Rossi

/s/ William K. Hood	Director	August 31, 2023
William K. Hood

/s/ Edgar R. Smith III	Director	August 31, 2023
Edgar R. Smith III

/s/ Vanessa R. Drew	Director	August 31, 2023
Vanessa R. Drew